Exhibit 3(d)

IBM INTERNATIONAL GROUP CAPITAL LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of IBM International Group Capital LLC, a Delaware limited liability company (the “Company”) dated and effective as of June 11, 2007, is entered into by IBM International Group B.V., a private company with limited liability organized under the laws of The Netherlands  (“IIG”), as the sole equity member (the “Member”).

WHEREAS, the Company has been formed pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § (18-101 et seq.), as amended from time to time (the “Act”) and this Agreement, and the Member hereby agrees as follows:

1.                                      Formation.  The Company was formed as a limited liability company pursuant to the provisions of the Act by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on June 11, 2007.  The Member hereby adopts, confirms and ratifies the Certificate of Formation and all acts taken in connection therewith.

2.                                      Name.  The name of the Company is “IBM International Group Capital LLC”.

3.                                      Purpose.  The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act. The Company has been established as a financing subsidiary for the benefit of the Member.  Except as otherwise set forth in this Agreement, the Company may engage in any and all lawful acts or activities and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the foregoing.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.  The Company and the Member, any Manager or Officer on behalf of the Company acting pursuant to the direction of the Board of Managers, may enter into agreements on behalf of the Company.

4.                                      Office.  The principal business office of the Company is located at One New Orchard Road, Mail Drop 329, Armonk, New York 10504, or such other location as may hereafter be determined by the Board or the Member, in their sole discretion.

5.                                      Registered Agent and Office.  The name and address of the registered agent of the Company for service of process on the Company in the State of

Delaware shall be The Corporation Trust Company, and the address of the registered agent and the address of the registered office of the Company in the State of Delaware shall be c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Wilmington, Delaware 19801.

6.                                      Members.  The name and address of the Member is as follows:

IBM International Group B.V.

Johan Huizingalaan 765
1066 VH Amsterdam, The Netherlands

Attention: Director

Simultaneously with the execution of the signature page of this Agreement, the Member was admitted to the Company as a member of the Company.  The Member may act by written consent.

The Member, any Manager or Officer shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

7.                                      Management.

(a)                                 Board of Managers.  The business and affairs of the Company shall be managed by or under the direction of a Board of one or more Managers designated by the Member.  The Member may determine at any time in its sole and absolute discretion the number of Managers to constitute the Board.  The authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion.  The initial number of Managers shall be three (3), as set forth in Section 8.  Each Manager elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal.

(b)                                 Powers.  The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, including, without limitation, the power to appoint Officers, attorneys or others pursuant to Section 9 hereof and to delegate certain powers thereto.  Under no circumstances shall any of such appointees possess or exercise any powers not authorized by the Board of Managers.  Subject to Section 3, the Board of Managers has the authority to bind the Company.

(c)                                  Meeting of the Board of Managers.  The Board of Managers of the Company may hold meetings, both regular and special, within or outside the

State of Delaware.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  Special meetings of the Board may be called by any one or more of the Managers, the President or the Secretary on not less than one day’s notice to the other Managers by telephone, facsimile, mail, e-mail, telegram or any other means of communication.

(d)                                 Quorum; Acts of the Board.  At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e)                                  Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference, webcast, or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f)                                   Removal of Managers.  Unless otherwise restricted by law, any Manager or the entire Board of Managers may be removed or expelled, with or without cause, at any time by the Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(g)                                  Managers as Agents.  To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company.

8.                                      Managers.                                       The initial Managers appointed to the Board are:

John Gianukakis

Martin Schroeter and

Paul N.J. Snoek

9.                                      Officers.

(a)                                 The initial Officers of the Company are:

Paul Snoek, President

Andrew Bonzani, Vice President

Martin Schroeter, Treasurer

John Gianukakis, Controller

Stuart S. Moskowitz, Secretary

Joyce A. Bergman, Assistant Secretary

(b)                                 Additional or successor Officers of the Company shall be chosen by the Board, and shall at all times consist of at least a President, a Secretary and a Treasurer.  The Board of Managers may also choose from time to time one or more additional or successor Vice Presidents, Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same person.  The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified by the Board of Managers.  Any Officer may be removed at any time, with or without cause, by the Member or by the affirmative vote of a majority of the Board of Managers or any vacancy occurring in any office of the Company shall be filled by the Member or by the Board of Mangers.

(c)                                  President.  The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.  The President or any Officer authorized by the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed or (ii) where signing and execution thereof shall be expressly delegated to some other Officer or agent to act for the Company.

(d)                                 Secretary and Assistant Secretary.  The Secretary shall be responsible for filing legal documents and maintaining records for the Company.  The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s death incompetence or inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e)                                  Treasurer and Assistant Treasurer.  The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board.  The Treasurer or the Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers shall under the responsibility of the Treasurer disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s or the Assistant Treasurer’s, or if there shall be more than one, the Assistant Treasurers’ transactions and of the financial condition of the Company.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s death, incompetence or inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f)                                   Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board or  any Manager, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

(g)                                  Duties of Board and Officers.  Except to the extent otherwise provided herein, each Manager and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.  Each of the Managers may delegate to any other Person such authority to act on behalf of the Company as such Manager may deem appropriate.

10.                               Duration.  The Company under this Agreement shall have perpetual existence until dissolved in accordance with this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

11.                               Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of the following: (a) a decision made at any time by unanimous vote of all the members to dissolve the Company; or (b) the sale, condemnation or other disposition of all of the Company’s assets and the receipt of all consideration therefor; or (c) the entry of a decree of dissolution under Section 18-802 of the Act or (d) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued relationship of the last remaining member of the Company, unless the business of the Company is continued in a manner permitted by this Agreement or the Act.  Notwithstanding any other provision of this Agreement, the bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

12.                               Liquidation.  Upon dissolution pursuant to Section 11, the Company shall conduct only such activities as are necessary to wind up its affairs and the Company’s business and assets shall be sold or otherwise liquidated in an orderly manner.  The Member or its designee shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement.  In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the Company’s assets in accordance with the Act in any reasonable manner that the liquidator shall determine to be in the best interests of the Member and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.  The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

13.                               Tax Treatment.  The Member intends that the Company be disregarded as a separate entity for Federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3.  Accordingly, the Member will report all items of income, gain, loss, deduction and credit as if the Member were the sole owner of the Company’s assets.

14.                               Allocation of Profits and Losses; Distributions.  The Company’s profits and losses shall be allocated to the Member.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

15.                               Capital Contributions.  The Member has contributed to the Company property of an agreed value.

16.                               Additional Contributions.  The Member is not required to make any additional capital contribution to the Company hereunder. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member.  The provisions of this Agreement, including this Section 16, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement).

17.                               Restrictions on Transfer.  The Member shall directly or indirectly hold and own 100% of the membership interest of the Company.  The Member may transfer, pledge, impignorate or otherwise encumber, in whole or in part, its limited liability company interest in the Company.  If the Member transfers all of its limited liability company interest in the Company pursuant to the Support Agreement and this Section 17, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall be deemed withdrawn as, and cease to be, a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

18.                               Admission of Additional or Substitute Members.  No substitute or additional member shall be admitted to the Company without the written approval of the Member acting its sole and absolute discretion.

19.                               Liability of Members.  The Members shall have no liability for the debts, obligations and liabilities of the Company (whether arising in contract, tort or otherwise) and such debts, obligations and liabilities shall be solely the debts, obligations and liabilities of the Company except as otherwise and to the extent expressly provided in the Act.

20.                               Other Business.  The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

21.                               Exculpation and Indemnification.

(a)                                 The Member shall not be personally liable for any breach of duty in such capacity; provided, however, that the foregoing shall not eliminate or limit the liability of any member if a judgment or other final adjudication adverse to such member establishes: (i) that such Member’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (ii) that such Member in fact personally gained a financial profit or other advantage to which it was not legally entitled.

(b)                                 The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and advance expenses to, the Member against any losses, claims, damages or liabilities to which such Member may become subject in connection with any matter arising from, related to, or in connection with, this Agreement or the Company’s business or affairs; provided, however, that no indemnification may be made to or on behalf of such Member if a judgment or other final adjudication adverse to such Member establishes (i) that the acts of such Member were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated; or (ii) that such Member personally gained in fact a financial profit or other advantage to which such member was not legally entitled; provided, further, that any indemnity under this Section 21 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall have no liability on account thereof.

(c)                                  Notwithstanding anything else contained in this Agreement, the provisions of Section 19 of this Agreement and the indemnity obligations of the Company under paragraph (b) of this Section 21 shall:

(i)                                     be in addition to any liability that the Company may otherwise have;

(ii)                                  extend upon the same terms and conditions to the Managers, Officers, directors, stockholders, partners, members, employees, agents, attorneys and representatives of the Member and the Company (collectively, the “Covered Persons”);

(iii)                               inure to the benefit of the successors, assigns, heirs and personal representatives of the Member and any such Covered Persons; and

(iv)                              be limited to the assets of the Company.

(d)                                 A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)                                  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f)                                   This Section 21 shall survive any termination of this Agreement and the dissolution and termination of the Company.

22.                               Benefits of Agreement.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member; provided, however, that Section 19 and Section 21 shall benefit the Persons referred to in clauses (ii) and (iii) of Section 21(c).  Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as expressly provided herein).

23.                               Amendments.  This Agreement may be modified, altered, supplemented, amended or revoked at any time by the written consent the Member.

24.                               (a)                                 Definitions.  When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Board” or “Board of Managers” means the Board of Managers of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware.

“Company” means IBM International Group Capital LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.  “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 21(c).

“IIG” means IBM International Group B.V.

“Managers” means the Persons elected to the Board of Managers from time to time by the Member in their capacity as managers of the Company.  A Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Member” means IBM International Group B.V., as the initial member of the Company and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Officer” means an officer of the Company described in Section 9.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

(b)                                 Rules of Construction.  Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

25.                               Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26.                               Severability of Provisions.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

27.                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

28.                               Notices.  Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 4, (b) in the case of the Member, to the Member at its address as may be designated by written notice to the other party and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

29.                               Effectiveness.  Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on June 11, 2007.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first above written.

IBM INTERNATIONAL GROUP B.V.

By:	/s/ John Gianukakis
Director